UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 14, 2001

SUN POWER CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27853
(Commission File Number)

86-0913555
(IRS Employer Identification No.)

414 Viewcrest Road, Kelowna, British Columbia, Canada V1W 4J8
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (250) 764-8118

Hyaton Organics Inc.
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure

On November 5, 2001, Sun Power Corporation entered into an agreement with Dr. Joe Ru He Zhao to purchase all of the shares of Tri-Y Enterprises Ltd., a British Columbia company that owns certain technology (known as EFP technology) that is used in municipal and industrial wastewater and tap water treatment systems and equipment. Pursuant to the agreement with Dr. Zhao, Sun Power will acquire all of Tri-Y's issued and outstanding shares in exchange for 250,000 of Sun Power common shares and 750,000 of Sun Power preferred shares (these preferred shares will have a deemed value of $1.00 per share). All of these preferred shares will have certain voting rights and will be convertible into common stock of Sun Power at Dr. Zhao's option during the period beginning 60 days after the first anniversary of the closing date and ending on the third anniversary of the closing date. 500,000 of these preferred shares will bear interest at six percent (6%) payable quarterly only from cash flow generated by Tri-Y. The conversion price for these 500,000 interest-bearing preferred shares shall be based on the average ten trading day price of Sun Power common shares on the date of conversion, at a minimum floor of $2.00 per common share and a ceiling price of $4.00 per common share. The remaining 250,000 preferred shares (that will not bear interest) will also be convertible into common stock at a conversion price based on the average ten trading day price of Sun Power common shares on the date of the conversion, but the ceiling price for common shares for this conversion shall be $3.00 per common share.

Completion of the Tri-Y acquisition is subject to receipt and approval by Sun Power of a satisfactory 90-day budget and a business plan for Tri-Y, and completion of certain due diligence, as well as formal documentation, regulatory, shareholder and Board of Director approval. After the closing, Dr. Zhao will remain on the Tri-Y board of directors. For the 90 day period following the closing Sun Power will provide Tri-Y with working capital of $210,000 to be spent pursuant to a 90 day budget to be agreed upon by the parties before the closing.

If on the first anniversary of the closing date Sun Power is not satisfied with Tri-Y's corporate performance, it will have the right to require that Dr. Zhao return all 750,000 of the preferred shares issued by Sun Power to him in this transaction, in which event Sun Power must return to Dr. Zhao all of the Tri-Y shares. Similarly, if Sun Power fails to fund a 12 month budget to be agreed upon between the parties for the year after closing, Dr. Zhao will have the right to "put" all 750,000 of these preferred shares back to Sun Power in exchange for all of the Tri-Y shares.

Also on November 5, 2001, Sun Power entered into an agreement with H2O Relief Management Inc. pursuant to which H2O Relief Management agreed to assign to Sun Power a Manufacturing and Distribution License Agreement between H2O Relief Management, as licensee, and Tri-Y Enterprises Ltd., as licensor. This License grants H2O Relief Management certain exclusive rights to commercialize and develop world wide markets in wastewater treatment (except for China, which is not a part of the licensed territory) using the Tri-Y technology. As consideration for the transfer to Sun Power of H2O Relief Management's license, Sun Power has agreed to pay the sum of $25,000 in cash and to issue to H2O Relief Management 158,000 of Sun Power common shares.

Closing of the H2O Relief Management Agreement is subject to the closing of Sun Power's agreement with Tri-Y Enterprises Ltd, as well as formal documentation and any necessary director, shareholder or regulatory approvals. If, after the closing of the H2O Relief Management Contract, either of Tri-Y or Sun Power decide to take advantage of their respective options to require the other to effect a re-exchange of the Tri-Y shares for Sun Power 750,000 preferred shares, then either Sun Power or H2O Relief Management will have the right to require the reassignment of the Manufacturing and Distribution License Agreement to H2O Relief Management in exchange for their payment to Sun Power of a residual of three percent (3%) of the net revenues of H2O Relief Management for a period of 2 years after the date of reassignment.

Exhibits

10.1 Offer to Purchase Agreement dated November 5, 2001 between Dr. Joe Ru He Zhao and Sun Power Corporation.

10.2 Offer to Purchase Agreement dated November 5, 2001 between H20 Relief Management Inc. and Sun Power Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN POWER CORPORATION

Date: November 14, 2001

/s/ Andrew Schwab

Andrew Schwab, President